Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

CTI Pulls-back Projected Operating Expenses by 21%

Seattle, WA, April 15, 2010 — Cell Therapeutics, Inc. (Nasdaq and MTA: CTIC) (the “Company”) today announced it has conducted an immediate reduction in force of 36 employees. The Company expects the reduction in force and elimination of previously planned increase in commercial personnel along with a reduction in planned operating expenses to result in savings of approximately $16 million in 2010. The Company’s total projected operating expenses, excluding equity based compensation, are expected to be approximately $60 million in 2010, which is a 21% reduction from its previously projected estimates. As a result of reducing these expenses, the Company is targeting an average net operating burn rate of approximately $4.4 million per month starting in the second quarter of 2010.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This Current Report includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading prices of the Company’s securities. The risks and uncertainties include the risk that the Company may not achieve the expected savings resulting from the reduction in force and there may be other costs associated with the reduction in force, the Company might not achieve an average net operating burn rate per month of approximately $4.4 million per month starting in the second quarter of 2010, the Company’s total projected operating expenses, excluding equity based compensation, will not be approximately $60 million in 2010 and other risk factors listed or described from time to time in the Company’s filings with the SEC, including, without limitation, its most recent filings on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

www.CellTherapeutics.com

Media Contact: Dan Eramian T: 206.272.4343 C: 206.854.1200 F: 206.272.4434 E: deramian@ctiseattle.com www.celltherapeutics.com/press_room	Investors Contact: Ed Bell T: 206.272.4345 Lindsey Jesch Logan T: 206.272.4347 F: 206.272.4434 E: invest@ctiseattle.com www.celltherapeutics.com/investors

www.CellTherapeutics.com